Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 5, 2021, relating to the financial statements of Union Pacific Corporation and Subsidiary Companies (the Corporation) and the effectiveness of the Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Union Pacific Corporation for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

February 10, 2021